UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            October 27, 2006

INFOCUS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 000-18908

Oregon	93-0932102
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization)

27500 SW Parkway Avenue, Wilsonville, Oregon	97070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  503-685-8888

Former name or former address if changed since last report:  no change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFOCUS CORPORATION

FORM 8-K

INDEX

Item	Description	Page

Item 1.01	Entry into a Material Definitive Agreement	2

Signatures		3

Item 1.01 Entry into a Material Definitive Agreement

Retention Bonus Program

On October 27, 2006, InFocus Corporation (“InFocus” or the “Company”) implemented a retention bonus program for all employees other than the Chief Executive Officer. Under the program, all employees, other than officers of the Company, are eligible for the basic retention bonus program provided they are employed as of October 31, 2006. The bonus amounts will be paid in two installments, the first paid to all eligible employees who remain with the Company through January 31, 2007 and the second paid to all eligible employees who remain with the Company through April 30, 2007.

The Officers of the Company do not participate in the basic retention program for all employees described above. Instead, the officers of the company, including Messrs. Joseph O’Sullivan, Steven Stark, Brian Dennison and Roger Rowe (Principal Financial Officer) and Ms. Candace L. Petersen and Ms. Monique Herman are eligible for the program described below. The officer retention bonus program provides for each of these executive officers to receive 8% of their annual salary if InFocus achieves its adjusted operating income goals in the fourth quarter of 2006 and an additional 8% of their annual salary if InFocus achieves its adjusted operating income goals in the first quarter of 2007. In order to receive any retention bonus amount, the employee must remain employed by the Company on April 30, 2007. The estimated amount of payouts to these executive officers will total approximately $0.2 million if both quarterly objectives are met.  The total payouts, including amounts expected to be paid to the executive officers, are estimated to be approximately $1.7 million.

There is no retention bonus program for the Company’s Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 2, 2006	INFOCUS CORPORATION

		By	:/s/C. Kyle Ranson
C. Kyle Ranson
President and Chief Executive Officer
(Principal Executive Officer)

		By	:/s/Roger Rowe
Roger Rowe
Vice President Finance, Chief Financial Officer and Secretary
(Principal Financial Officer)